UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of

the Securities Exchange Act of 1934

Diligent Board Member Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-1189601
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

39 West 37 St. 8th Floor

New York, NY 10018

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (212) 741-8181

Copies to:

Wallace E. Brockhoff, Esq.

Lathrop & Gage L.C.

2345 Grand Boulevard, Suite 2800

Kansas City, Missouri 64108

816-292-2000 (telephone)

816-292-2001 (facsimile)

Securities to be registered pursuant to Section 12(b) of the Act:

                                                                                     None

Securities to be registered pursuant to Section 12(g) of the Act:

                                                                                    Common Stock, par value $0.001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

EXPLANATORY NOTE

This Amendment No. 1 on Form 10 (the "Amendment No. 1") relates to the Registration Statement of Diligent Board Member Services, Inc. (the "Registrant") on Form 10, as initially filed with the Securities and Exchange Commission on April 30, 2008 (the "Original Filing"). Other than this Explanatory Note, no changes or additions are being made to any of the provisions of the Original Filing.

As disclosed in the Original Filing, the Original Filing did not include audited financial statements of DBMS LLC, the Registrant’s predecessor, for 2006 and 2007, nor did it include audited financial statements for the three months ended December 31, 2007 (collectively, the "Audited Financial Statements").

On Monday, June, 30, 2008 (the "Effective Date"), the Original Filing will become effective though operation of law. Although the Registrant intends to file a substantive amendment attaching the Audited Financial Statements and amending Items 2 and 13 as soon as the Audited Financial Statements become available, the Registrant will not be filing such amendment before the Effective Date.

ACCORDINGLY, BECAUSE THE ORIGINAL FILING DOES NOT INCLUDE THE AUDITED FINANCIAL STATEMENTS, THE ORIGINAL FILING, INCLUDING ITEMS 2 AND 13, IS INCOMPLETE AND SHOULD NOT BE RELIED ON UNDER ANY CIRCUMSTANCES FOR ANY PURPOSE.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 30, 2008	DILIGENT BOARD MEMBER SERVICES, INC.

By:/s/ Don Meisner
Don Meisner, Chief Financial Officer, USA

EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Incorporation *
3.2	Amended and Restated Bylaws *
4.1	Form of common stock certificate *
10.1	Contribution Agreement dated October 1, 2007 between Diligent Board Member Services, LLC and Diligent Board Member Services, Inc. *
10.2	Shareholder Restriction Deed dated November 1, 2007 among Diligent Board Member Services, Inc., Diligent Board Member Services, LLC and McDouall Stuart Securities Limited *
10.3	Escrow Agreement dated November 7, 2007 among UMB Bank, N.A., Diligent Board Member Services, Inc. and Diligent Board Member Services, LLC *
10.4	Promissory Note and Security Agreement dated October 1, 2007 in the principal amount of $6,800,000 given by Diligent Board Member Services, LLC to the order of Diligent Board Member Services, Inc. *
10.5	Limited Pledge of Collateral for Loan dated February 18, 2008 given by Services Share Holdings, LLC (f/k/a Diligent Board Member Services, LLC) to Diligent Board Member Services, Inc. *
10.6	2007 Stock Option and Incentive Plan of Diligent Board Member Services, Inc. *
10.7	Form of Restricted Stock Award Agreement for restricted stock awards under the 2007 Stock Option and Incentive Plan *
10.8	Lease Agreement, dated January 18, 2008, between Diligent Board Member Services, Inc. and Daval 37 Associates LLC. †
21	Subsidiaries *

*	Previously filed
†	To be filed by amendment